SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Internap Network Services Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-2145721
(State of Incorporation or Organization)	(IRS Employer Identification No.)

250 Williams Street
Atlanta, Georgia	30303
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.001 par value per share	American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by Internap Network Services Corporation, a Delaware corporation (“Internap”), to amend and restate in its entirety the description of Internap’s capital stock previously set forth in a Registration Statement on Form 8-A filed by Internap with the Securities and Exchange Commission on September 8, 1999.

Except as specifically noted, “Internap,” “we,” “us” and similar words in this registration statement refer to Internap Network Services Corporation.

Item 1. Description of Registrant’s Securities to be Registered.

General

Our authorized capital stock consists of:

• 600,000,000 shares of common stock, par value $0.001 per share; and

• 200,000,000 shares of preferred stock, par value $0.001 per share, of which 3,500,000 shares have been designated as series A preferred stock.

As of December 31, 2003, there were 228,751,383 shares of our common stock outstanding and 1,751,385 shares of our series A preferred stock, convertible into an aggregate of 58,994,032 shares of our common stock, outstanding.

The following description is subject to our certificate of incorporation and our bylaws, which are incorporated herein by reference, and to the provisions of applicable Delaware law.

Common Stock

Each share of common stock entitles the holder to one vote on all matters on which holders are permitted to vote. Holders of our common stock are entitled to dividends if and when declared by our board of directors. In the event of a liquidation, dissolution or winding up, holders of common stock are entitled to share ratably with all other shares of capital stock entitled to participate in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock, including the preferences of our series A preferred stock described below. Holders of common stock have no preemptive, conversion, subscription or other such rights. There are no redemption or sinking fund provisions applicable to the common stock.

Additional Certificate of Incorporation and Bylaw Provisions

General

Our certificate of incorporation and bylaws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the Delaware General Corporation Law, or DGCL, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. These provisions could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

Board of Directors

Our certificate of incorporation provides that our board of directors will consist of no more than nine members. Our bylaws provide that the stockholders or board of directors may fix the number of directors who shall constitute the full board of directors, but the full board of directors shall consist of not less than five and no more than nine directors. Our board of directors currently consists of eight members. Holders of our series A preferred stock are entitled to elect two directors to our board of directors as long as shares of series A preferred stock that could be converted into at least 5,000,000 share of common stock remain outstanding. Our certificate of incorporation provides for a classified board consisting of three classes of directors with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors.

Filling of Board Vacancies; Removal

Subject to the rights of any series of preferred stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of our directors then in office even though less than a quorum. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to us. Neither our board of directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by holders of a majority of our voting power entitled to vote at an election of directors.

Stockholder Action

No action may be taken by the common stockholders except at an annual or special meeting of stockholders. No action may be taken by the common stockholders by written consent. Holders of our series A preferred stock may act by written consent.

Stockholders must give advance notice to us of any matter to be brought before a meeting of stockholders.

Call of Special Meetings

Our bylaws provide that special meetings of the stockholders may be called by either our Chairman, our President or any director.

Delaware “Business Combination” Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with (1) a stockholder who owns 15% or more of our outstanding voting stock, otherwise known as an “interested stockholder”; (2) an affiliate of an interested stockholder; or (3) an associate of an interested stockholder, for three years following the date that the stockholder became an “interested stockholder.” A “business combination” includes a merger or sale of 10% or more of our assets. However, the above provisions of section 203 do not apply if (a) our board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of that transaction; (b) after the completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or (c) on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by a vote of at least two-thirds of the outstanding voting stock not owned by the “interested stockholder.” This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Amendments to our Certificate of Incorporation and Bylaws

Upon the affirmative vote of the holders of at least 50% of the voting power of all then-outstanding shares of our voting stock entitled to vote thereon, we may amend, alter, change or repeal any provision of our certificate of incorporation, except in certain circumstances regarding amendments to articles relating to the terms of office of our board of directors, removal of directors, bylaw amendments, the prohibition on action taken by written consent of the common stockholders, director indemnification and certificate of incorporation amendments. In the above circumstances, our certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class. In addition, so long as shares of series A preferred stock convertible into at least 5 million shares of our common stock remain outstanding, the vote of more than 50% of the series A preferred stock, voting as a separate class, is required for certain actions, including any amendment, alteration or repeal of any provision of our certificate of incorporation that affects adversely the voting powers, preferences or other special rights or privileges of the series A preferred stock.

Our bylaws may be altered or amended or new bylaws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of our then-outstanding shares of voting stock entitled to vote. Our board of directors also has the power to adopt, amend or repeal the bylaws. In addition, so long as shares of our series A preferred stock convertible into at least 5 million shares of our common stock remain outstanding, the vote of more than 50% of the series A preferred stock, voting as a separate class, is required for certain actions, including any amendment, alteration or repeal of any provision of our bylaws that affects adversely the voting powers, preferences or other special privileges of the series A preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar with respect to the common stock is American Stock Transfer & Trust Company.

Listing

Our common stock has been accepted for listing on the American Stock Exchange under the symbol “IIP.”

Item 2.      Exhibits.

1.	Certificate of Incorporation of the Registrant, as amended (incorporated by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-108573)).

2.	Certificate of Incorporation of Internap Delaware, Inc., including Certificate of Merger of Internap Network Services Corporation into Internap Delaware, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).

3.	Certificate of Amendment to the Registrant’s Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1(b) to the Registrant’s Current Report on Form 10-Q for the period ended September 30, 2002).

4.	Certificate of Amendment to the Registrant’s Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2003).

5.	Amended and Restated By-laws of the Registrant (incorporated by reference from Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-108573))

6.	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 33-84035)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION

By:	/S/ Walter G. DeSocio

Walter G. DeSocio Vice President – Chief Administrative Officer, General Counsel and Secretary

Dated: February 9, 2004

Exhibits

1.	Certificate of Incorporation of the Registrant, as amended (incorporated by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-108573)).

2.	Certificate of Incorporation of Internap Delaware, Inc., including Certificate of Merger of Internap Network Services Corporation into Internap Delaware, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).

3.	Certificate of Amendment to the Registrant’s Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1(b) to the Registrant’s Current Report on Form 10-Q for the period ended September 30, 2002).

4.	Certificate of Amendment to the Registrant’s Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2003).

5.	Amended and Restated By-laws of the Registrant (incorporated by reference from Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-108573)).

6.	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 33-84035)).